Eastside Distilling Acquires Azuñia Tequila

High-growth Premium/luxury Tequila brand

16,000 current annual case run rate sold primarily within on-premise accounts

Company anticipates significant synergies with Eastside’s National off-premise distribution channels

Expected to add positive EBITDA contribution in 2020

Stock-based transaction to be valued on future performance of the Azuñia brand

Company to hold conference call on Tuesday, September 17, 2019 at 10:00am ET to discuss the transaction

PORTLAND, Ore., September 16, 2019--Eastside Distilling, Inc. (NASDAQ: EAST) today announced the acquisition of Azuñia Tequila from Intersect Beverage. Azuñia Tequila offers four premium tequila products; Blanco Organic Tequila, Reposado Organic Tequila, Añejo Tequila, and Azuñia Black Tequila. Primarily sold into on-premise locations throughout the western and southeastern United States, Azuñia reported trailing twelve-month sales of $3.5 million (through June 30, 2019), an increase of 37% compared to the same year ago period, on approximately 13,000 cases sold.

This acquisition brings substantial product and operational assets to Eastside including over 2,600 on-premise points of distribution, a direct sales team, and a product line well positioned in the rapidly growing above premium and luxury tequila categories. The Azuñia tequila brand provides Eastside Distilling with a second national anchor brand, along with Eastside’s Redneck Riviera Whiskey portfolio. The above premium and luxury tequila categories are some of the fastest growing subsets at greater than 10% annually (based on Nielsen case data) with approximately $550 million in U.S. sales on 2.4 million cases sold.

Handcrafted using 100% pure Weber Blue agave grown in the heart of the Tequila Valley and then roasted in traditional clay hornos, Azuñia’s premium tequilas pack authenticity, tradition and depth-of-flavor in the same premium bottle. All of Azuñia’s tequilas undergo natural, open-air fermentation and bottling onsite to ensure consistency and field-to-bottle quality. Double-distilled and extracted at 46% ABV, the product ultimately clocks in at 40% ABV following the addition of a pure, on-property water source. Equal parts inspired and painstakingly crafted, Azuñia’s award-winning tequilas are ideal straight up or as the base of any number of fine craft cocktails.

Robert Manfredonia, President of Eastside Distilling, commented, “The acquisition of the Azuñia portfolio of tequila perfectly aligns with our go forward objectives to leverage and drive our national platform strategy which we believe will significantly expand shareholder value. The above-premium and luxury tequila categories are some of the fastest growing subsegments of the spirits industry, and categories in which our regional and national distribution partners, as well as tier-one national accounts are actively seeking products. The team at Azuñia has created strong on-premise adoption of the brand, which, when combined with Eastside’s off-premise expertise is expected to benefit not only the Azuñia portfolio, but our other existing brands. We look forward to presenting Azuñia to key retail accounts beginning immediately.”

Prior to Eastside’s acquisition, Azuñia was owned by Intersect Beverage, which is majority owned by Stephanie and Pat Kilkenny, along with a minority stake held by former NBA superstar and current broadcaster Bill Walton. Pat Kilkenny is the former University of Oregon athletic director and Chairman and CEO of the Arrowhead General Insurance Agency, which he led from 1984 until 2006 when it was sold with approximately $1 billion in premium coverage.

Stephanie Kilkenny commented, “As we embarked on the next stage of growth for Azuñia, we recognized that what we were looking to create was exactly what Eastside Distilling could offer to us: a fully integrated sales organization with strong distributor relationships and an existing footprint in the country’s largest independent and national retailers. Further, the cultural fit aligns perfectly with that of the Azuñia team which takes tremendous pride and passion in the products that we produce for our customers. As I had a chance to spend time with the management of Eastside there was a clear desire to create something significant in the spirits industry, and I knew we wanted to be a part of it and a major shareholder in Eastside. I look forward to working with the team to accelerate the growth in Azuñia and the entire Eastside portfolio of products.”

Steve Shum, Interim Chief Executive Officer of Eastside Distilling, added, “It’s hard to envision a better fitting acquisition for where we are today as a company than our acquisition of the Azuñia brand and corresponding relationship with Pat and Stephanie Kilkenny. There are clear opportunities for us to leverage Eastside’s off-premise distribution capabilities for the benefit of Azuñia, while at the same time providing the current Azuñia on-premise sales organization new and exciting brands to present to their customer base, including our Redneck Riviera Whiskey, the Burnside family and Hue-Hue Coffee Rum. Further, we see an opportunity to improve the overall profitability of the brand through a modified SKU strategy between on and off premise accounts that many of the larger, more established brands have implemented over the years.”

Financial Overview

For the twelve months ended June 30, 2019, Azuñia reported gross sales of approximately $3.5 million compared to approximately $2.6 million for the twelve months ended June 30, 2018, an increase of 37%.

Eastside expects a positive impact on its adjusted EBITDA from the Azuñia operations in 2020.

Terms of the Transaction

The acquisition of Azuñia from Intersect Beverages is structured as an all-stock transaction, provided that Eastside may at its election pay a portion of the consideration in cash or a three-year promissory note if the issuance of stock would require Eastside to hold a vote of its stockholders under the applicable Nasdaq rules. Subject to compliance with applicable Nasdaq rules, the initial consideration, not to exceed approximately $14.7 million in aggregate based on future revenue performance, will be payable approximately 18 months following the closing and will consist of 850,000 shares of Eastside common stock at a stipulated value of $6.00 per share, 350,000 shares of Eastside common stock based on Eastside’s stock price 12-months after the close of the transaction, and additional shares based on the Azuñia business achieving certain revenue targets and Eastside’s stock price 18-months after the close of the transaction. Eastside has also agreed to issue additional consideration of up to $1.5 million upon the Azuñia business achieving revenue of at least $9.45 million in the period commencing on the 13th month following the closing and ending on the 24th month following the closing.

The foregoing description of the terms of the transaction is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 1.1 to Eastside’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) dated September 16, 2019, available at www.sec.gov. Eastside also intends to file applicable historical and pro forma financial information within the required period post-closing.

Shum continued, “We structured the agreement on what we believe are extremely favorable terms for Eastside Distilling and its shareholders. Pat and Stephanie Kilkenny wanted to ensure the long-term success of the Azuñia brand and Eastside as a company and therefore elected to defer their equity payment and the price per share by which their equity would be valued at until the operational efficiencies and growth that we all believe are inherently available are realized. We are appreciative to have a partner of the Kilkennys’ caliber be a part of Eastside Distilling and are excited about the many opportunities that are ahead for the Company.”

Planned Board of Director Appointment

As part of the transaction, Eastside expects to invite Stephanie Kilkenny to join the Eastside Distilling board of directors subject to customary board and committee approvals.

Private Placement

As previously discussed on the financial results conference call in August, the Company had approximately 366,000 warrants recently expire. On September 16, 2019, Eastside Distilling issued an aggregate of 277,778 units (the “Units”) in a private placement at a per unit price of $4.50, each Unit consists of one share of the Company's common stock, par value $0.0001 (the “Common Stock”) and a 3-year warrant to acquire 0.5 shares of the Company's Common Stock at an exercise price of $5.50 per share. The Units were sold to accredited investors for aggregate gross cash proceeds of $1,250,000 pursuant to separate Subscription Agreements entered into with each investor. Additionally, the Company issued an unsecured, short-term promissory note in the amount of $250,000, which has the right to convert into the private placement on the same terms. The Company intends to use the net proceeds of the financing for working capital and general corporate purposes. The Company conducted the “best efforts” financing without the assistance of any underwriter, placement agent or selling agent.

Shum commented, “The closing of this private placement somewhat mirrors the warrants that had expired and thus limits dilution from what was potentially already expected. We elected to complete this small offering in order to facilitate a smooth process with the acquisition and, as we previously discussed, continue to work toward additional and sufficient working capital additions through the use of our receivables and large inventory balances. The private placement was completed with long standing shareholders as well as participation from Pat and Stephanie Kilkenny. We are appreciative of the positive support we have received from these groups.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Conference Call

The Company will hold a conference call tomorrow to discuss this acquisition.

Date and Time: 10:00am ET (7:00am PT) on Tuesday, September 17, 2019

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company's website at https://www.eastsidedistilling.com/investors/. A slide presentation will accompany the conference call and can be accessible through the webcast portal or the Investor Relations section of the Company's website at https://www.eastsidedistilling.com/investors/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10135028. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.eastsidedistilling.com/investors/ for 90 days.

Advisors

ROTH Capital Partners, LLC (“ROTH”) assisted in advising Eastside on the Azuñia acquisition while Perkins Coie LLP, provided legal counsel.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon since 2008. The company is distinguished by its highly decorated product lineup that includes Burnside Bourbon, West End American Whiskey, Goose Hollow Reserve, Below Deck Rums, Portland Potato Vodka, Hue-Hue Coffee Rum and a distinctive line of fruit infused spirits. Eastside Distilling is majority owner of Big Bottom Distilling (makers of The Ninety One Gin, Navy Strength Gin and Delta Rye whiskey) and the Redneck Riviera Whiskey Co. All Eastside, Big Bottom and Redneck Riviera spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: the Company’s ability to achieve synergies and operational efficiencies and to leverage the Company’s national sales platform; changes in economic conditions; general competitive factors; continued acceptance of Azuñia in the market; the Company's success in obtaining new customers; the Company's ability to execute its business model and strategic plans for Azuñia; the Company's success in integrating the operations and employees of Azuñia with its business, and all the risks and related information described from time to time in the Company's filings with the SEC, including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to (a) the Company’s strategic focus, product verticals, anticipated revenue, and profitability, (b) anticipated synergies, operational efficiencies, positive EBITDA contribution and other expected benefits of the acquisition of Azuñia, including the potential benefits to other Eastside Distilling brands resulting from the acquisition of Azuñia, (c) the expected final amount, value and form of consideration for the Azuñia acquisition taking into account all earnouts, deferred contingent consideration, (d) the Company’s expectation that Stephanie Kilkenny will join the Company’s Board of Directors. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

Steve Shum

971-888-4264

inquiries@eastsidedistilling.com

Investors:

Robert Blum

Lytham Partners, LLC

(602) 889-9700

east@lythampartners.com